                                                                    EXHIBIT 10.3


                        MANAGEMENT CONTINUITY AGREEMENT
                        -------------------------------

   This Agreement ("Agreement"), dated as of December 14, 1999, is between Shore Financial Corporation, a Virginia corporation (the "Company"), and Scott C. Harvard (the "Executive") and provides as follows.

   1.  Purpose
       -------

   The Company recognizes that the possibility of a Change in Control exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Executive to continue employment after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

   2.  Term of the Agreement
       ---------------------

   This Agreement is effective December 14, 1999 and will expire on December 31, 2002; provided that on December 31, 2000 and on each December 31st thereafter (each such December 31st is referred to as the "Renewal Date"), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to the Executive no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the "Change in Control Period").

   3.  Employment after a Change in Control
       ------------------------------------

   If a Change in Control of the Company (as defined in Section 13) occurs during the Change in Control Period and the Executive is employed by the Company on the date the Change in Control occurs (the "Change in Control Date"), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the "Employment Period"). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

   4.  Terms of Employment
       -------------------

   (a) Position and Duties. During the Employment Period, (i) the Executive's position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date and (ii) the Executive's services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 35 miles from such location.

   (b)  Compensation.
        ------------

          (i) Base Salary. During the Employment Period, the Executive will receive an annual base salary (the "Annual Base Salary") at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

          (ii) Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each year ending during the Employment Period an annual bonus (the "Annual Bonus") in cash at least equal to the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than the end of the third month of the year next following the year for which the Annual Bonus is awarded.

          (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

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          (v) Fringe Benefits.  During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

          (vi) Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

   5.  Termination of Employment Following Change in Control
       -----------------------------------------------------

   (a) Death or Disability. The Executive's employment will terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may terminate the Executive's employment. For purposes of this Agreement, "Disability" means the Executive's inability to perform his duties with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Executive's incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

   (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Company or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

   (c) Good Reason; Window Periods. The Executive's employment may be terminated (i) during the Employment Period by the Executive for Good Reason or
(ii) during the Window Periods by the Executive without any reason. For purposes of this Agreement, the "Window Periods" mean the 90-day periods beginning on (i) the Change in Control Date (the "First Window Period"), or (ii) if the Executive has not exercised his right to terminate his employment during the First Window Period, the one-year anniversary of the Change in Control Date (the "Second Window Period"). For purposes of this Agreement, "Good Reason" means:

          (i) a material reduction in the Executive's duties or authority;

          (ii) a material adverse change in the Executive's overall working environment;

          (iii) a failure by the Company to comply with any of the provisions of Section 4(b);

          (iv) the Company's requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

          (v) the failure by the Company to comply with and satisfy Section
7(b);

          (vi) the Executive is directed by the Board of Directors or an officer of the Company or any affiliated company to engage in conduct that is unethical, illegal or contrary to the Company's good business practices; or

          (vii) the Company fails to honor any term or provision of this Agreement;

Any good faith determination of Good Reason made by the Executive shall be conclusive.

   (d) Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason or during the Window Period shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

   (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive's employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

   6.  Compensation Upon Termination
       -----------------------------

   (a) Termination Without Cause or for Good Reason or During Window Periods. The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason or during either the First or Second Window Period.

          (i) Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive's Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive's request, which amounts will be paid in accordance with the Executive's existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination;

          (ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive's Final Compensation. For purposes of this Agreement, "Final Compensation" means the Annual Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination;

          (iii) Welfare Continuance Benefit. For 36 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) ("Welfare Plans") in which the Executive or his dependents were participating immediately prior to the Date of Termination (the "Welfare Continuance Benefit"). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

   (b) Death. If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive's Base Salary (which shall be paid to the Executive's beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death);
(ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive's spouse and other dependents for 36 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

   (c) Disability. If the Executive's employment is terminated because of the Executive's Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive's Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 36 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

   (d) Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or during the Window Period, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

   (e) Gross-Up Payment. In the event any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(e)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (collectively, the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any income taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 6(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to the Executive's termination of employment (the "Accounting Firm"). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company and the Executive. Any Gross-Up Payment, as determined pursuant to this Section 6(e), will be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm's determination.

          (i) If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.

          (ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of the Executive.

7.  Binding Agreement; Successors
    -----------------------------

   (a) This Agreement will be binding upon and inure to the benefit of the Executive (and his personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

   (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

   (c) For purposes of this Agreement, the term "Company" includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term "Company" refers to Shore Financial Corporation or its successors.

   8.  Fees and Expenses; Mitigation
       -----------------------------

   (a) The Company will pay or reimburse the Executive, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys' fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive's employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case regardless of whether or not the Executive's claim is upheld by a court of competent jurisdiction; provided, however, the Executive will be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by him or her in bad faith.

   (b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Wefare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

   9.  No Employment Contract
       ----------------------

   Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

   10.  Outplacement Services
        ---------------------

   If the Executive is entitled to the severance benefits under Section 6(a), the Executive will be entitled to receive complete outplacement services, including job search services, paid by the Company up to a total of $25,000.
The services will be provided by a recognized outplacement organization selected by the Executive with the approval of the Company (which approval will not be unreasonably withheld). The services will be provided for up to two years after the Date of Termination.

   11.  Continuance of Welfare Benefits Upon Death
        ------------------------------------------

   If the Executive dies while receiving a Welfare Continuation Benefit, the Executive's spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 36-month coverage period. The Executive's spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 36-month period.

   12.  Notice
        ------

   Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his last known address.

   13.  Definition of a Change in Control
        ---------------------------------

   For purposes of this Agreement, a "Change in Control" means:

   (a) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of common stock of the Company;

   (b) Individuals who constitute the Board on the date of this Agreement (the "Incumbent Board") cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"));

   (c) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Reorganization"), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

          (i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

          (ii) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

          (iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

   (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company.

   (e) For purposes of this Agreement, "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and "beneficial ownership" has the meaning given the term in Rule 13d-3 under the Exchange Act.

   14.  Confidentiality
        ---------------

   The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which was obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which will not be or become public knowledge. After termination of the Executive's employment with the Company, the Executive will not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 14 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

   15.  Miscellaneous
        -------------

   No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

   16.  Governing Law
        -------------

   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

   17.  Validity
        --------

   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


   IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Shore Financial Corporation by its duly authorized officer, and by the Executive, as of the date first above written.

                                             SHORE FINANCIAL CORPORATION


                                             By:  /s/ Henry P. Custis, Jr.
                                                ________________________________
                                                  Henry P. Custis, Jr.
                                                  Chairman of the Board


                                             EXECUTIVE:
                                                     /s/ Scott C. Harvard
                                                  ______________________________
                                                       Scott C. Harvard